EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter 2011 Results

DALLAS, April 25, 2011 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the third quarter of fiscal 2011 were $174.3 million compared to $172.0 million for the quarter ended March 31, 2010, an increase of 1.3%. Comparable store sales increased 0.7% for the third quarter of fiscal 2011 as compared to the same period last year. The increase in comparable store sales was comprised of a 3.9% increase in average ticket offset by a 3.2% decrease in traffic.  Net loss for the third fiscal quarter ended March 31, 2011 was $3.6 million, or $0.08 loss per share, compared to a net loss of $4.3 million, or $0.10 loss per share, for the same period last year.

For the nine months ended March 31, 2011, net sales were $626.4 million compared to $627.5 million for the same period last year, a decrease of 0.2%. Comparable store sales decreased 0.1% for the nine month period ended March 31, 2011 as compared to the same period last year. The decrease in comparable store sales was comprised of a 0.4% increase in average ticket offset by a 0.5% decrease in traffic. For the nine months ended March 31, 2011, the Company had earnings per diluted share of $0.25 versus $0.22 for the same period in fiscal 2010.

Kathleen Mason, President and Chief Executive Officer, stated, "We achieved increases in total sales and comparable store sales for the third quarter.  Our year to date earnings have improved by 16%. Inventory is well positioned by category as we move into the final quarter of our fiscal 2011 year.  We continue to generate cash flow, enhance profitability, and maintain our strong balance sheet."

Financial Results for the Third Quarter Ended March 31, 2011

Gross Profit - Gross profit increased $2.1 million, or 3.3%, to $66.7 million for the third quarter ended March 31, 2011 as compared to the same quarter last year of $64.6 million. As a percentage of net sales, gross profit increased to 38.3% for the quarter ended March 31, 2011 compared to 37.5% for the same period in fiscal 2010. This increase of 0.8% in gross profit percentage was primarily due to the sell through of merchandise acquired at more favorable pricing.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter ended March 31, 2011 was $71.9 million versus $70.8 million in the same quarter last year. As a percentage of net sales, SG&A increased by 0.1% to 41.3% in the third quarter of fiscal 2011 from 41.2% in the same quarter last year.

Financial Results for the Nine Months Ended March 31, 2011

Gross Profit - Gross profit increased $3.3 million, or 1.4%, to $240.7 million for the nine months ended March 31, 2011 compared to the same nine month period last year of $237.4 million. As a percentage of net sales, gross profit increased to 38.4% for the nine month period ended March 31, 2011 compared to 37.8% in the same period last year. This increase of 0.6% in gross profit percentage was primarily due to the sell through of merchandise acquired at more favorable pricing.

Selling, General and Administrative Expenses - SG&A for the nine months ended March 31, 2011 was $221.0 million versus $220.4 million for the same period last year. As a percentage of net sales, SG&A increased slightly by 0.2% to 35.3% in the nine month period ended March 31, 2011 from 35.1% in the same period last year.

Balance Sheet

Inventory was $286.0 million at March 31, 2011 compared to $258.0 million at March 31, 2010, an increase of $28.0 million, or 10.9%. Included in this increase are opportunistic buys that became available in the second quarter of fiscal 2011 that are selling through as planned. Net property and equipment was $77.3 million at March 31, 2011, an increase of $4.8 million compared to March 31, 2010. This increase resulted from planned capital expenditures related to systems, equipment and store fixtures.

Accounts payable was lower at March 31, 2011 by $9.8 million versus the same period last year primarily due to the payment of opportunistic receipts during the second fiscal quarter of 2011. There were no significant changes to our vendor payment policy during this time. At March 31, 2011, we had $13.8 million outstanding under our revolving credit facility. Outstanding letters of credit, primarily for insurance programs, were $7.8 million at March 31, 2011 compared to $9.3 million at the same time last year. At March 31, 2011, we had availability of $123.4 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 840 stores in 41 states as of March 31, 2011. During the third quarter of fiscal 2011, we opened 11 stores, relocated 11 stores and closed 16 stores. During the nine months ended March 31, 2011, we opened 21 stores, closed 33 stores and relocated 26 stores.

Fiscal Year 2011 Guidance:

Based upon the above results, we are maintaining our April 12, 2011 revised guidance for the full fiscal year ending on June 30, 2011. Net sales are expected to be in the range of $830 million to $836 million. Comparable store sales are expected to be flat and earnings per diluted share are expected to be in the range of $0.30 to $0.34 compared to $0.25 in the prior fiscal year ended June 30, 2010. Capital expenditures are expected to be $19 million, and we expect to end this fiscal year with 10 to 13 more stores than we had at the end of the previous year.

About Tuesday Morning

As previously announced, Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 840 stores in 41 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review third quarter fiscal 2011 financial results today, April 25, 2011, at 5:00 p.m. Eastern Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 51997017, until May 8, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2010 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended Mar. 31,		Nine Months Ended Mar. 31,

	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$ 174,316	$ 172,000	$ 626,384	$ 627,482
Cost of sales	107,620	107,440	385,711	390,080
Gross profit	66,696	64,560	240,673	237,402

Selling, general and administrative expenses	71,941	70,814	221,031	220,422

Operating income (loss)	(5,245)	(6,254)	19,642	16,980

Other income (expense):
Interest expense	(791)	(772)	(2,313)	(2,228)
Interest income	--	5	2	7
Other income (expense), net	89	(244)	476	(155)
Other income (expense)	(702)	(1,011)	(1,835)	(2,376)

Income (loss) before income taxes	(5,947)	(7,265)	17,807	14,604

Income tax expense (benefit)	(2,312)	(2,929)	6,826	5,151

Net income (loss)	$ (3,635)	$ (4,336)	$ 10,981	$ 9,453

Earnings (loss) Per Share:
Net income (loss) per common share:
Basic	$ (0.08)	$ (0.10)	$ 0.26	$ 0.22
Diluted	$ (0.08)	$ (0.10)	$ 0.25	$ 0.22

Weighted average number of common shares:
Basic	42,660	42,049	42,419	41,844
Diluted	42,660	42,049	43,004	42,377

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Mar. 31,	Mar. 31,	June 30,
	2011	2010	2010
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 6,358	$ 26,619	$ 23,522
Inventories	285,998	257,996	239,194
Prepaid expenses and other assets	9,759	8,100	9,756
Deferred income taxes	2,112	667	--
Total current assets	304,227	293,382	272,472

Property and equipment, net	77,286	72,447	72,823

Other long-term assets:
Deferred financing costs	2,758	3,777	3,522
Other assets	2,012	1,834	1,719

Total Assets	$ 386,283	$ 371,440	$ 350,536

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 73,625	$ 83,395	$ 62,916
Accrued liabilities	30,174	33,704	34,317
Deferred income taxes	--	--	288
Income taxes payable	364	3,164	96
Total current liabilities	104,163	120,263	97,617

Revolving credit facility	13,800	--	--
Deferred rent	3,152	3,355	3,181
Income tax payable - non-current	655	644	639
Deferred income taxes	3,596	1,363	1,207
Total Liabilities	125,366	125,625	102,644

Stockholders' equity	260,917	245,815	247,892
Total Liabilities and Stockholders' Equity	$ 386,283	$ 371,440	$ 350,536

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Nine Months Ended Mar. 31,

	2011	2010
	(unaudited)
Net cash flows from operating activities:
Net income	$ 10,981	$ 9,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,327	11,795
Amortization of financing fees	764	804
Deferred income taxes	412	(538)
Loss on disposal of fixed assets	194	781
Stock compensation expense	1,305	1,519
Other non-cash charges	(246)	125
Net change in operating assets and liabilities	(37,054)	6,188

Net cash provided by (used in) operating activities	(11,317)	30,127

Net cash flows from investing activities:
Proceeds from sale of assets	50	--
Capital expenditures	(17,034)	(12,668)

Net cash used in investing activities	(16,984)	(12,668)

Net cash flows from financing activities:
Repayments-revolving credit facility	(89,380)	(61,605)
Borrowings-revolving credit facility	103,180	61,605
Change in cash overdraft	(3,269)	3,722
Payment of debt financing costs	--	(370)
Excess tax benefit related to exercise of stock options	557	--
Proceeds from exercise of common stock options	49	25

Net cash provided by in financing activities	11,137	3,377

Net increase (decrease) in cash and cash equivalents	(17,164)	20,836

Cash and cash equivalents, beginning of period	23,522	5,783

Cash and cash equivalents, end of period	$ 6,358	$ 26,619
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200